UNITED STATES SECURITIES

AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 6, 2015

BI-OPTIC VENTURES, INC.

(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	000-49685	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 West Georgia St, #1518 Vancouver, British Columbia, Canada	V6E 2Y3
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (604) 689-2646

____________________________________________________

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Bi-Optic Ventures Inc. (the “Company”) (TSXV:  OP.H) is pleased to announce the appointments of Mr. Michael Withrow as the Company's Chief Executive Officer and Mr. Brayden R. Sutton as a director of the Company.

Mr. Michael Withrow, who served as Chief Executive Officer of Abattis Bioceuticals Corp. from February 2011 to February 2015, has been involved in early stage structuring and development of bio-tech companies over the past 10 years. During this time, Mr. Withrow served as Vice President of Business Development of two nutraceutical companies with commercialized products in the market. He has an in-depth knowledge of Intellectual Property and the patent process, supplement innovation, ingredients and is well connected in the ingredients and natural health product industry and vast network of professionals in the medicinal botanical industry. Mr. Withrow serves as a Board Member of the Saskatoon Berry Council of Canada, and brings with him with over 25 years experience in public markets.

Mr. Brayden R. Sutton brings over a decade of capital markets expertise to the Bi Optic Board. He has led various initiatives in multiple sectors and has been involved with numerous public offerings, IPOs and mergers. He has a proven history in business development and specializes in finding high-growth businesses and bringing them into revenue and profitability. Mr. Sutton served as the Vice President of Supreme Pharmaceuticals Inc., is the founder of Cannabis Health Sciences Inc., which owns and operates the Cannabis Health Journal (CannabisHealth.com) and is currently the VP of Business Development for Invictus MD Strategies Corp.

Mr. Withrow replaces Mr. Bill Gildae who has resigned as CEO. The company also announced the resignation of Mr. Sonny Chew as a director.  The Company thanks Mr. Gildae and Mr. Chew for their services and wishes them the best in their future endeavours.

The news release is attached as exhibit 99.1, and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 - News release, May 6, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2015      Bi-Optic Ventures Inc.

                                                     (Registrant)

            Michael Withrow

/s/

(Signature)

(Michael Withrow, CEO/Director)

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